UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   June 18, 2020

REPRO MED SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	0-12305	13-3044880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Carpenter Road, Chester, New York	10918
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (845) 469-2042

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [_]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
common stock, $0.01 par value	KRMD	Nasdaq Capital Market

Item 1.01	Entry into a Material Definitive Agreement.

On June 18, 2020, Repro Med Systems, Inc. d/b/a KORU Medical Systems (the “Company”) entered into an Purchase Agreement (the “Purchase Agreement”) with Piper Sandler & Co. and Canaccord Genuity LLC, as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell (the “Offering”) 3,125,000 shares of its common stock, par value $0.01 per share (the “Shares”). Under the terms of the Purchase Agreement, the Company granted to the Underwriters an option, exercisable for a period of 30 days, to purchase up to an additional 468,750 shares of the Company’s common stock, which the Underwriters exercised in full on June 19, 2020.  The Underwriters have agreed to purchase the Shares pursuant to the Purchase Agreement at a price of $7.52 per share.

The gross proceeds from the sale of the Shares, including the full exercise of the option by the Underwriters, before deducting the Underwriters’ discounts and commissions and other estimated offering expenses payable by the Company, are expected to be approximately $28.8 million. The Purchase Agreement contains customary representations, warranties, and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions.

The Shares will be issued in the Offering pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-238242), which was declared effective on May 20, 2020, and the base prospectus included therein, as supplemented by preliminary prospectus supplement and final prospectus supplement thereunder, filed with the Securities and Exchange Commission (the “Commission”). The Offering is expected to close on June 23, 2020, contingent upon the satisfaction of customary closing conditions.

The Company currently intends to use the net proceeds from the sale of the Shares in the Offering primarily for general corporate purposes and working capital.  General corporate purposes may include commercial expansion (including by acquisition), clinical trials and pharmaceutical initiatives, gross margin enhancement and new product innovations, as well as other uses.

A copy of the opinion of Royer Cooper Cohen Braunfeld LLC, relating to the legality of the issuance and sale of the Shares in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is included as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The provisions of the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the parties to that document. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Commission.

Item 8.01	Other Events.

The Company issued press releases announcing the commencement and pricing of the Offering on June 18, 2020 and June 19, 2020, respectively. Copies of these press releases are attached hereto as Exhibit 99.1 and 99.2, respectively, and are each incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Purchase Agreement, dated June 18, 2020 by and among Repro Med Systems, Inc. Piper Sandler & Co. and Canaccord Genuity LLC, as representatives of the several underwriters named therein

5.1	Opinion of Royer Cooper Cohen Braunfeld LLC

23.1	Consent of Royer Cooper Cohen Braunfeld LLC (included in Exhibit 5.1)

99.1	Press Release of Repro Med Systems, Inc. announcing commencement of the offering, dated June 18, 2020

99.2	Press Release of Repro Med Systems, Inc. announcing pricing of the offering, dated June 19, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPRO MED SYSTEMS, INC. (Registrant)

Date: June 22, 2020	By:	/s/ Karen Fisher
Karen Fisher Chief Financial Officer